Exhibit 99.1

Dermata Therapeutics Provides Corporate Update and Reports Third Quarter 2025 Financial Results

- Dermata announced a strategic pivot to develop and commercialize over-the-counter (OTC) skin care treatments -

- Dermata plans to launch its first OTC product, a once weekly acne kit with its Spongilla technology, in the middle of 2026 -

SAN DIEGO, CA, November 14, 2025 – Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata,” or the “Company”), a science-driven leader in dermatologic solutions, today highlighted recent corporate progress and reported financial results for the third quarter ended September 30, 2025.

“At Dermata, our mission is to bring scientifically developed innovation directly to those who need it most,” said Gerry Proehl, Chairman, President, and CEO of Dermata. “Our recent strategic pivot into over-the-counter skincare reflects that same commitment — delivering clinical-grade innovation intended to meet growing consumer demand for accessible, effective, and easy to use dermatologic solutions. The planned launch of our once-weekly acne kit in mid-2026 marks the initial step toward building a scalable portfolio of products that merge medical-grade science with everyday convenience. We see this as more than a product launch — it is the beginning of a new growth chapter where we plan to leverage our deep dermatological know-how, scientific credibility, and innovative Spongilla technology to reach consumers directly. By bridging the gap between prescription care and at-home skincare, we believe we are well positioned to succeed in a rapidly expanding category and drive meaningful long-term value for both patients and shareholders,” concluded Mr. Proehl.

Corporate Highlights

●	Announced strategic pivot to OTC dermatology company. In September 2025, Dermata announced that it was making a strategic shift from developing prescription dermatology products to developing and launching an OTC pharmaceutical product line to treat multiple skin diseases. The Company is currently working on branding, packaging, and manufacturing to prepare for the expected launch of their first OTC product, a once-weekly acne kit, in the middle of 2026. The Company plans to sell the acne kit directly to consumers, estheticians and dermatologists for in-office treatments.

●	Announced positive topline data from its XYNGARI™ Phase 3 STAR-1 clinical trial in moderate-to-severe acne. In March 2025, Dermata announced that its STAR-1 study met all three primary endpoints by producing highly statistically significant results versus placebo at the end of study. In April 2025, Dermata also announced that XYNGARI™ achieved statistically significant separation from placebo after just 4 weeks, or only four treatments. The STAR-1 study tested the Company’s Spongilla technology as a treatment for moderate-to-severe acne, adding to prior Phase 2a/2b studies where XYNGARITM achieved statistically significant separation from placebo at all time points.

Anticipated Upcoming Milestones

●	Announce brand name and brand identity for new OTC product portfolio. The Company is currently working with a branding agency to conduct market research to identify white space in the dermatology market. Based on this research, the Company intends to create a unique brand identity and brand name that embodies its innovative Spongilla technology as the foundation for multiple OTC dermatology products.

●	Launch first OTC product, a once-weekly acne kit, in the middle of 2026. The Company is underway with developing its first OTC product, a once-weekly acne kit. Based on the timeline for manufacturing and brand development, the Company anticipates being ready to launch the acne kit in the middle of 2026.

Third Quarter 2025 Financial Results

As of September 30, 2025, the Company had $4.7 million in cash and cash equivalents, compared to $3.2 million as of December 31, 2024. The $1.5 million increase in cash and cash equivalents for the nine months ended September 30, 2025, resulted from approximately $7.9 million of net financing proceeds offset by $6.4 million of cash used in operations. The Company expects its current cash resources to be sufficient to fund operations into the second quarter of 2026.

Research and development expenses were $0.5 million for the quarter ended September 30, 2025, compared to $2.4 million for the quarter ended September 30, 2024. The $1.9 million decrease in research and development expenses was primarily the result of $1.9 million of decreased clinical expenses from the XYNGARI™ STAR-1 acne study, which completed enrollment during the fourth quarter of 2024 and completed expenses during the second quarter of 2025.

Selling, general and administrative expenses were $1.3 million for the quarter ended September 30, 2025, compared to $0.8 million for the same period in 2024. The $0.4 million increase in selling, general and administrative expenses resulted from $0.5 million of marketing expenses partially offset by $0.1 million of decreased audit costs.

About Dermata Therapeutics

Dermata Therapeutics is a scientific leader in dermatologic solutions that recently announced a strategic pivot to begin focusing on the development and distribution of OTC pharmaceutical skin treatments. The Company is currently developing a once-weekly acne kit that utilizes an active ingredient from the OTC acne monograph in combination with the Company’s Spongilla technology to create a unique treatment option for patients suffering with acne. The Company plans to launch this initial acne kit in the middle of 2026 with additional product candidates planned to follow. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but are not limited to, statements related to: Dermata’s shift to prioritize OTC dermatology products; the anticipated benefits of Dermata’s strategic shift to prioritize OTC dermatology products, including acceleration of its path to commercialization, reduction of regulatory burdens, and expansion into broader consumer markets; the expected timing and success of any planned or future OTC product launches; and other factors described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

DERMATA THERAPEUTICS, INC.

Balance Sheets

	September 30, 2025	December 31, 2024
In thousands USD	(unaudited)
Assets
Cash and cash equivalents	$4,664	$3,162
Prepaid expenses and other current assets	407	372
Total assets	5,071	3,534
Liabilities
Accounts payable	453	808
Accrued liabilities	658	1,165
Total liabilities	1,111	1,973
Equity	3,960	1,561
Total liabilities and equity	$5,071	$3,534

DERMATA THERAPEUTICS, INC.

Statements of Operations

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
In thousands, except share and per share data
Operating expenses
Research and development (1)	$505	$2,401	$2,403	$6,011
Selling, general and administrative (1)	1,256	824	3,470	3,302
Total operating expenses	1,761	3,225	5,873	9,313
Loss from operations	(1,761)	(3,225)	(5,873)	(9,313)
Interest income, net	69	52	177	176
Net loss	$(1,692)	$(3,173)	$(5,697)	$(9,137)

Net loss per common share, basic and diluted	$(1.65)	$(20.41)	$(6.64)	$(102.18)
Weighted average common shares outstanding, basic and diluted	1,026,457	155,465	858,015	89,414

(1) Includes the following stock-based compensation expense
Research and development	$8	$5	$24	$247
Selling, general and administrative	$30	$16	$91	$381

Investors:

Cliff Mastricola

Investor Relations

cmastricola@dermatarx.com